POPE RESOURCES REPORTS FOURTH QUARTER 2015 EARNINGS
February 12, 2016

Contact: John Lamb VP & CFO 360.697.6626 Fax 360.697.1157

NEWS RELEASE

FOR IMMEDIATE RELEASE                             NASDAQ:POPE

POULSBO, Wash.
February 12, 2016

POPE RESOURCES REPORTS FOURTH QUARTER INCOME OF $2.2 MILLION

Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $2.2 million, or $0.51 per ownership unit, on revenue of $22.0 million for the quarter ended December 31, 2015. This compares to net loss attributable to unitholders of $3.2 million, or $0.75 per ownership unit, on revenue of $17.4 million for the comparable period in 2014. The fourth quarter 2014 results include a $10.0 million increase in the environmental remediation liability for the former industrial site at Port Gamble, Washington. Excluding this charge, adjusted net income for the fourth quarter of 2014 was $6.8 million, or $1.58 per ownership unit.

Net income attributable to unitholders for the year ended December 31, 2015 totaled $10.9 million, or $2.51 per ownership unit, on revenue of $78.0 million. For the year ended December 31, 2014 the Partnership reported net income attributable to unitholders of $12.4 million, or $2.82 per ownership unit, on revenue of $87.5 million. Excluding the $10.0 million environmental remediation charge, adjusted net income was $22.4 million, or $5.09 per diluted ownership unit for the year ended December 31, 2014.

Cash provided by operations for the quarter ended December 31, 2015 was $3.3 million, compared to $2.4 million for the fourth quarter of 2014. For the year ended December 31, 2015, cash provided by operations was $20.2 million, compared to $30.8 million in 2014. Results for the fourth quarter of and full year 2014 include gains on the sale of Fund I's two tree farms of $14.6 million and $23.8 million, respectively. The portion of those gains attributable to Pope Resources unitholders was $2.9 million and $4.8 million for the fourth quarter and full year 2014, respectively.

“Our log markets slipped slightly during the fourth quarter, even as we opted to back-load 30% of our 2015 annual harvest volume to this late-year period,” said Tom Ringo, President and CEO. “Domestic markets are setting the price of logs in the Pacific Northwest, with Japan picking off a small percentage at the top of the quality scale while demand from China remains weak. The current supply-demand equilibrium for domestic logs in our region has turned in favor of the manufacturers, with insufficient competition from the trans-Pacific trade to bring pricing tension that log suppliers would like to see. On the Real Estate side of our business, however, Puget Sound housing markets are currently quite strong, benefiting our residential lot product in Gig Harbor. A case in point was the Q4 closing of 44 single-family lots in that project, bringing the 2015 annual total for our Gig Harbor single-family lot sales to 119. We see more of the same ahead for 2016; a challenging log pricing environment that is not likely to improve until housing starts experience a stronger recovery, but strong opportunities to move lots in Gig Harbor."

POPE RESOURCES REPORTS FOURTH QUARTER 2015 EARNINGS
February 12, 2016

Fourth quarter highlights

•
Harvest volume was 25.7 million board feet (MMBF) in Q4 2015 compared to 18.4 MMBF in Q4 2014, a 40% increase. These harvest volume figures do not include timber deed sales of 2.0 MMBF sold by ORM Timber Fund III (Fund III) in Q4 2014. Harvest volume for the full year 2015 was 83.1 MMBF compared to 93.3 MMBF for 2014, an 11% decrease. These full-year harvest volume figures do not include timber deed sales of 0.6 MMBF in 2015 and 4.0 MMBF in 2014 sold by Fund III. The harvest volume and log price realization metrics cited below also exclude these timber deed sales.

•
Average realized log price per thousand board feet (MBF) was $577 in Q4 2015 compared to $636 per MBF in Q4 2014, a 9% decrease. For the full year 2015, the average realized log price was $584 per MBF compared to $641 per MBF for 2014, a 9% decrease.

•	Fund properties contributed 46% of Q4 2015 harvest volume, compared to 40% in Q4 2014. For the full year 2015, Fund properties contributed 49% of harvest volume, compared to 50% for 2014.

•
As a percentage of total harvest, volume sold to domestic markets in Q4 2015 increased modestly to 65% from 64% in Q4 2014, while the mix of volume sold to export markets decreased to 20% in Q4 2015 compared to 22% in Q4 2014. Pulpwood and hardwood volume increased slightly to 15% in Q4 2015 from 14% in Q4 2014. For the full year 2015, the relative percentages of volume sold to domestic and export markets were 61% and 20%, respectively, compared to 52% and 33%, respectively, in 2014. Pulpwood and hardwood log sales make up the balance of total year-to-date harvest volume.

•
The percentage of total harvest volume comprised of Douglas-fir sawlogs decreased to 43% in Q4 2015 from 50% in Q4 2014, with a corresponding increase in the whitewood sawlog component to 34% in Q4 2015 from 27% in Q4 2014. For the full year 2015, the relative mix of Douglas-fir and whitewood sawlogs was 48% and 26%, respectively, compared to 48% and 31%, respectively, for 2014.

•	In December 2015, we closed on the sales of 44 single-family lots to Quadrant Homes and Pulte Homes for a combined $4.9 million.

•
In December 2015, Fund III closed on a purchase of a 15,100-acre tree farm located 30 miles southeast of Tacoma, Washington for $50.6 million. The all-cash purchase was completed by using the remaining Fund III committed capital, of which the Partnership contributed $2.5 million.

Fourth quarter and year-to-date operating results

Fee Timber:
Fee Timber operating income for Q4 2015 was $5.2 million, compared to $18.7 million for Q4 2014, or $4.1 million excluding the $14.6 million gain on the sale of Fund I's Mineral tree farm in Q4 2014. In the current quarter, a 40% increase in harvest volume was offset partially by a 9% decrease in average realized log prices, and contributed to the increase operating income excluding the gain on sale of the Mineral tree farm.

Fee Timber operating income for the full year 2015 was $13.0 million compared to $44.3 million in 2014, or $20.5 million excluding the $23.8 million gain on sales of Fund I's two tree farms in Q3 and Q4 2014. The declines in operating income from 2014 to 2015 are attributed primarily to the decreases in both harvest volume and average realized log prices (11% and 9%, respectively), excluding the gain from Fund I's tree farm sales. Secondarily, timber deed sales were lower in 2015 compared to the prior year.

Log prices remained weak as 2015 drew to a close. Export markets remain soft as construction activity in China has declined while a strengthening U.S. dollar makes our logs less competitive in export markets. The log volume that would typically have been sold to the export market earlier in the year contributed to greater

POPE RESOURCES REPORTS FOURTH QUARTER 2015 EARNINGS
February 12, 2016

supply in the domestic market, which put downward pressure on domestic log prices that offset the gradual improvement in U.S. housing starts.

Timberland Management:
Our Timberland Management segment generates its revenue by managing private equity timber funds. Our timber funds are consolidated into the Partnership’s financial statements due to the Partnership’s control of the Funds. As such, all fees earned by the Timberland Management segment associated with managing the Funds are eliminated from revenue in the Partnership’s consolidated financial statements, leaving an operating loss for this segment that consists entirely of operating expenses. Conversely, the aforementioned fee revenue is an expense to the Fee Timber segment which is also eliminated when the Funds are consolidated into the Partnership’s financial statements.
We earned $774,000 of management fees for Q4 2014. In the fourth quarter of 2015, we recorded a correction to fees charged to the Funds in prior periods of $899,000, consisting of $120,000 attributable to the Partnership and $779,000 attributable to outside investors, which resulted in negative revenue of $150,000 in Q4 2015. The $779,000 attributable to outside investors was refunded in the fourth quarter of 2015.
As discussed above, fees earned from managing the Funds are eliminated when the Funds are consolidated in to the Partnership's financial statements. For the full year 2015 and 2014, we eliminated management fees of $2.2 million and $3.3 million, respectively. Contributing to the decrease in fee revenue is the decline in harvest activity for the Funds as we have deferred harvest volume in response to weak log markets.
Operating losses incurred by this segment for Q4 2015 and Q4 2014 totaled $617,000 and $668,000, respectively, after eliminating revenue earned from managing the Funds. On a year-to-date basis, operating losses incurred by this segment were $2.6 million and $2.3 million, respectively. For the full year results, operating expenses have increased as we opened a new timberland management office in Oregon.
With Fund III's December acquisition of a 15,100-acre tree farm near Tacoma, Washington, Fund III's committed capital is now fully invested. Our two remaining Funds own collectively 94,000 acres representing $364 million in assets under management based on the most recent appraisals.

Real Estate:
Our Real Estate segment posted operating income of $109,000 for Q4 2015 compared to an operating loss of $8.1 million for Q4 2014, or operating income of $1.9 million excluding the $10.0 million environmental remediation charge. In Q4 2015, we closed on the sales of 44 single-family lots to Quadrant Homes and Pulte Homes for a combined $4.9 million. We recognized revenue of $4.7 million for this transaction with the remaining $200,000, relating to post-closing obligations, expected to be recognized in the first quarter of 2016. We also closed on a 247-acre conservation land sale in the fourth quarter of 2015 for $860,000. The primary drivers of Q4 2014 results were a $2.0 million conservation land sale covering 366 acres in Kitsap County, Washington and a $1.1 million conservation easement and land sale on 3,088 acres in Skamania County, Washington.

For the full year 2015, the Real Estate segment generated operating income of $5.3 million on the sale of 119 single-family residential lots and a multi-family residential parcel from our Harbor Hill project, together with conservation land and easement sales covering 4,108 acres for $6.8 million. This compares to a 2014 operating loss of $2.7 million, or operating income of $7.3 million excluding the $10.0 environmental remediation charge, generated by sales of 133 single-family residential lots in our Gig Harbor project, and conservation land and easement sales totaling $7.7 million and covering 3,989 acres.

POPE RESOURCES REPORTS FOURTH QUARTER 2015 EARNINGS
February 12, 2016

With regard to our environmental remediation liability for Port Gamble Bay, on-site clean-up activities commenced in late September 2015 and will continue into 2017, followed by a period of monitoring activity. Overall, actual project costs to date have been consistent with our expectations and no adjustment to the liability was necessary for the fourth quarter of 2015. However, costs may still vary as the project progresses due to a number of factors, any one of which could lead us to record an adjustment to the liability in the future.

General & Administrative (G&A):
G&A expenses for Q4 2015 and 2014 were $1.4 million and $1.1 million, respectively. For the full year 2015 and 2014, G&A expenses were $5.0 million and $3.8 million, respectively. The 2014 amounts were lower primarily due to reversals of incentive compensation accruals as a result of the second quarter 2014 departure of a former executive. Without these reversals, G&A expense for 2014 would have been $4.4 million. More broadly, the increases in G&A expense are related primarily to personnel costs for being fully staffed in 2015 relative to 2014.

Outlook

In total, we expect our 2016 harvest volume to be between 95 and 100 MMBF. We will continue to monitor log markets and adjust our harvest levels as the year progresses.

With the continued robust nature of the Puget Sound housing market, we anticipate more significant residential lot sales from our Harbor Hill project in 2016.

The financial schedules accompanying this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 207,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Among those forward-looking statements contained in this report are statements about management’s expectations for future log prices, harvest volumes and markets, and statements about our expectations for future sales in our Real Estate segment. However, readers should note that all statements other than expressions of historical

POPE RESOURCES REPORTS FOURTH QUARTER 2015 EARNINGS
February 12, 2016

fact are forward-looking in nature. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include our ability to accurately predict fluctuations in lag markets domestically and internationally, and to adjust our harvest volumes timely and appropriately; our ability to estimate the cost of ongoing and changing environmental remediation obligations, including our ability to anticipate and address the political and regulatory climate that affects these obligations; our ability to consummate various pending and anticipated real estate transactions on the terms management expects; our ability to manage our timber funds and their assets in a manner that our investors consider acceptable, and to raise additional capital or establish new funds on terms that are advantageous to the Partnership; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; the effects of competition, particularly by larger and better-financed competitors; fluctuations in foreign currency exchange rates that affect both competition for sales of our products and our customers’ demand for them; the effect of treaties and other international agreements that affect the supply of logs in the United States and demand for logs overseas; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; our ability to anticipate and mitigate potential impacts of our operations on adjacent properties; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate other liabilities associated with our assets. Other factors are set forth in that part of our Annual Report on Form 10-K entitled “Risk Factors.”

Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(all amounts in $000's, except per unit amounts)

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014

Revenue	$22,008	$17,353	$78,028	$87,470
Cost of sales	(13,546)	(8,664)	(46,604)	(48,090)
Operating expenses	(5,165)	(4,368)	(19,644)	(17,671)
Environmental remediation	—	(10,000)	—	(10,000)
Gain (loss) on sale of timberland	—	14,562	(1,103)	23,750
Operating income	3,297	8,883	10,677	35,459
Interest expense, net	(722)	(742)	(2,970)	(2,604)
Income before income taxes	2,575	8,141	7,707	32,855
Income tax (expense) benefit	162	(499)	(207)	(984)
Net income	2,737	7,642	7,500	31,871
Net (income) loss attributable to noncontrolling interests	(507)	(10,814)	3,443	(19,456)
Net income (loss) attributable to unitholders	$2,230	$(3,172)	$10,943	$12,415

Basic and diluted weighted average units outstanding	4,300	4,285	4,298	4,353

Basic and diluted earnings (loss) per unit	$0.51	$(0.75)	$2.51	$2.82

POPE RESOURCES REPORTS FOURTH QUARTER 2015 EARNINGS
February 12, 2016

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000's)

	December 31, 2015				December 31, 2014
Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Cash and cash equivalents	$6,310	$3,396	$—	$9,706	$24,028
Land held for sale	7,587	—	—	7,587	7,160
Other current assets	4,806	602	(630)	4,778	6,292
Total current assets	18,703	3,998	(630)	22,071	37,480
Timber and roads, net	33,347	232,757	—	266,104	227,144
Timberland	14,801	39,078	—	53,879	47,933
Land held for development	21,708	—	—	21,708	26,040
Buildings and equipment, net	6,009	15	—	6,024	6,039
Investment in ORM Timber Funds	18,495	—	(18,495)	—	—
Other assets	270	—	—	270	190
Total assets	$113,333	$275,848	$(19,125)	$370,056	$344,826

Liabilities and equity:
Current liabilities	$4,333	$1,723	$(630)	$5,426	$5,405
Current portion of long-term debt	114	—	—	114	5,109
Current portion of environmental remediation	11,200	—	—	11,200	3,700
Total current liabilities	15,647	1,723	(630)	16,740	14,214
Long-term debt, net of unamortized debt issuance costs	27,291	57,246	—	84,537	84,621
Environmental remediation and other long-term liabilities	5,713	—	—	5,713	18,362
Total liabilities	48,651	58,969	(630)	106,990	117,197
Partners' capital	64,682	216,879	(217,013)	64,548	64,216
Noncontrolling interests	—	—	198,518	198,518	163,413
Total liabilities and equity	$113,333	$275,848	$(19,125)	$370,056	$344,826

POPE RESOURCES REPORTS FOURTH QUARTER 2015 EARNINGS
February 12, 2016

RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO UNITHOLDERS AND
ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO UNITHOLDERS, INCLUDING PER UNIT AMOUNTS
(all amounts in $000's)

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014

GAAP net income (loss) attributable to unitholders	$2,230	$(3,172)	$10,943	$12,415
Added back:
Environmental remediation	—	10,000	—	10,000
Adjusted net income attributable to unitholders*	$2,230	$6,828	$10,943	$22,415

Per unit amounts:
GAAP basic and diluted earnings (loss) per unit	$0.51	$(0.75)	$2.51	$2.82
Added back:
Environmental remediation	—	2.33	—	2.27
Adjusted basic and diluted earnings per unit*	$0.51	$1.58	$2.51	$5.09

*Pursuant to Regulation G, we are providing disclosure of the reconciliation of reported non-GAAP financial measures to their most directly comparable financial measures reported on a GAAP basis. We believe that consideration of these non-GAAP financial measures may be important to investors to understand operating results excluding environmental charges.

RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014

Net income (loss)	$2,737	$7,642	$7,500	$31,871
Add back (deduct):
Depletion	2,702	2,846	9,900	12,192
Equity-based compensation	142	85	864	867
Excess tax benefit of equity-based compensation	(7)	—	(12)	(85)
Real estate project expenditures	(1,999)	(1,529)	(9,052)	(4,967)
Depreciation and amortization	270	253	736	727
Deferred taxes	—	125	199	643
Cost of land sold	4,811	678	14,057	9,160
(Gain) loss on sale of timberland	—	(14,562)	1,103	(23,750)
(Gain) loss on disposal of property and equipment	—	(23)	—	(23)
Change in environmental remediation liability	(3,311)	9,104	(4,890)	8,410
Change in other operating accounts	(2,078)	(2,215)	(235)	(4,250)
Cash provided by operations	$3,267	$2,404	$20,170	$30,795

POPE RESOURCES REPORTS FOURTH QUARTER 2015 EARNINGS
February 12, 2016

SEGMENT INFORMATION
(all amounts in $000's)

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014

Revenue:
Partnership Fee Timber	$8,947	$7,919	$28,914	$33,848
Funds Fee Timber	6,683	5,298	23,250	31,356
Total Fee Timber	15,630	13,217	52,164	65,204
Timberland Management	—	—	—	—
Real Estate	6,378	4,136	25,864	22,266
Total	$22,008	$17,353	$78,028	$87,470
Operating income (loss):
Fee Timber	$5,187	$18,749	$12,961	$44,289
Timberland Management	(617)	(668)	(2,625)	(2,329)
Real Estate	109	(8,130)	5,313	(2,720)
General & Administrative	(1,382)	(1,068)	(4,972)	(3,781)
Total	$3,297	$8,883	$10,677	$35,459

SELECTED STATISTICS

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	11.0	9.1	40.0	45.0
Whitewood	8.8	4.9	21.1	28.6
Pine	1.2	1.4	2.5	3.2
Cedar	0.9	0.5	3.3	2.2
Hardwood	1.0	0.5	3.6	2.4
Pulpwood - all species	2.8	2.0	12.6	11.9
Total	25.7	18.4	83.1	93.3

Log sale volumes by destination (million board feet):
Export	5.2	4.1	16.7	30.4
Domestic	17.7	11.8	53.8	51.0
Pulpwood	2.8	2.0	12.6	11.9
Subtotal log sale volumes	25.7	17.9	83.1	93.3
Timber deed sale	—	2.1	0.6	4.0
Total	25.7	20.0	83.7	97.3

POPE RESOURCES REPORTS FOURTH QUARTER 2015 EARNINGS
February 12, 2016

Average price realizations by species (per thousand board feet):	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Sawlogs
Douglas-fir	$614	$712	$623	$717
Whitewood	541	599	542	637
Pine	526	529	532	516
Cedar	1,308	1,133	1,378	1,260
Hardwood	572	642	597	610
Pulpwood - all species	326	338	331	292
Overall	577	636	584	641

Average price realizations by destination (per thousand board feet):
Export	$625	$687	$631	$735
Domestic	604	669	631	670
Hardwood	572	642	597	610
Pulpwood	326	338	331	292
Overall log sales	577	636	584	641
Timber deed sale	—	370	389	391

Owned timber acres	111,000	111,000	111,000	111,000
Acres owned by Funds	94,000	80,000	94,000	80,000
Depletion expense per MBF - Partnership tree farms	$44	$48	$44	$48
Depletion expense per MBF - Fund tree farms	$189	$241	$195	$198
Capital and development expenditures ($000's)	$4,351	$1,747	$11,601	$7,302

POPE RESOURCES REPORTS FOURTH QUARTER 2015 EARNINGS
February 12, 2016

PERIOD TO PERIOD COMPARISONS
(Amounts in $000's except per unit data)

	Q4 2015 vs.	YTD 2015 vs.
	Q4 2014	YTD 2014
Net income attributable to Pope Resources' unitholders:
4th Quarter 2015	$2,230	$10,943
4th Quarter 2014	(3,172)	12,415
Variance	$5,402	$(1,472)

Detail of earnings variance:
Fee Timber
Log volumes (A)	$4,772	$(6,538)
Log price realizations (B)	(1,516)	(4,737)
Gain (loss) on sale of tree farms	(14,562)	(24,853)
Timber deed sale	(1,558)	(1,328)
Production costs	(1,024)	4,405
Depletion	29	2,292
Other Fee Timber	297	(569)
Timberland Management	51	(296)
Real Estate
Land sales	(2)	(4,982)
Conservation easement sales	(743)	3,568
Timber depletion on land sale	4	(136)
Environmental remediation	10,000	10,000
Other Real Estate	(1,020)	(417)
General & Administrative costs	(314)	(1,191)
Net interest expense	20	(366)
Taxes	661	777
Noncontrolling interest	10,307	22,899
Total variance	$5,402	$(1,472)

(A) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.
(B) Price variance calculated by extending the change in average realized price by current period volume.